EXHIBIT 10.1

                            SEPARATION AGREEMENT

          This Separation Agreement ("Agreement") is made and entered into on June 21, 1996 by and between Anthony Luiso ("Luiso"), a Minnesota resident, and International Multifoods Corporation ("the Company"), a Delaware corporation.

                                BACKGROUND

          A. Luiso has been employed by the Company for approximately nine years, during which time he was a director and Chairman of the Board, President and Chief Executive Officer of the Company.

          B. Luiso has been employed by the Company pursuant to the terms of a Revised and Restated Employment Agreement dated as of September 17, 1993 ("Employment Agreement"), and during his employment he has been eligible to participate in other plans and programs of the Company, including, but not limited to, the Management Incentive Plan, the Compensation Deferral Plan, the Deferred Income Capital Accumulation Plan for Executives of International Multifoods Corporation, Amended and Restated as of September 17, 1993, the 1986 Stock Option Incentive Plan, the Amended and Restated 1989 Stock-Based Incentive Plan, the Multifoods Pension Equity Plan (formerly known as the Employees' Retirement Plan), the Management Benefit Plan, and a Supplement Retirement Benefit described in the Employment Agreement.

          C. In May 1996 the Board of Directors of the Company and Luiso agreed that it was in their mutual interests that Luiso resign as Chairman of the Board, President and Chief Executive Officer as of May 17, 1996, and that he resign as an employee as of June 17, 1996.
  In spite of his agreement to resign as a director, officer, and employee, Luiso believes that certain matters relating to his separation from the Company could give rise to legal claims by him against the Company, including claims for breach of his Employment Agreement.
  If Luiso brought and were able to prove the legal claims referred to in the preceding paragraph, then he would be entitled to receive damages from the Company.

          D. The Company expressly denies that it may be liable to Luiso on any basis or that it has engaged in any improper or unlawful conduct or wrongdoing against him.

          E. Luiso and the Company desire to resolve all present issues in dispute between them rather than to engage in protracted and expensive litigation.

          F. Luiso and the Company have agreed to a full settlement of all present issues in dispute between them.

          G. Under the circumstances, it is one of the purposes of this Agreement to provide for the exchange of consideration between the parties, to provide for the exchange of releases of claims and potential claims between the parties, and to consolidate within one document the parties' obligations to each other.

          NOW, THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and the Releases referred to below, the parties agree as follows:


                               AGREEMENTS

          1. Release of Claims by Luiso. At the same time Luiso executes this Agreement, he also will execute a Release, in the form attached to this Agreement as Exhibit A ("Luiso Release"), in favor of the Company, its insurers, affiliates, divisions, committees, directors, officers, employees, agents, successors, and assigns.
This Agreement will not be interpreted or construed to limit the Luiso Release in any manner. Further, the existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the Luiso Release.

          2.  Release of Claims by the Company.     At the same time
the Company executes this Agreement, the Company also will execute a Release, in the form attached to this Agreement as Exhibit B ("Multifoods Release"), in favor of Luiso and his successors and assigns. This Agreement will not be interpreted or construed to limit the Multifoods Release in any manner. Further, the existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the Multifoods Release.

          3. Resignation. By executing this Agreement, Luiso confirms his resignation as an employee of the Company effective as of June 17, 1996.

          4. Payments. The Company will make the payments set forth in subparagraphs 4.a. through 4.j. below and the payment of the Supplemental Retirement Benefit under the Employment Agreement referred to in paragraph 9. below to Luiso or for his benefit in lieu of any further payments that he would otherwise be entitled to receive under the Employment Agreement, the Management Incentive Plan, the Deferred Income Capital Accumulation Plan for Executives of International Multifoods Corporation, Amended and Restated as of September 17, 1993 ("DICAP Plan"), and the Compensation Deferral Plan. The Company will make the payments set forth in subparagraphs 4.c., 4.d., and 4.f. through 4.j. below and the payment of the Supplemental Retirement Benefit under the Employment Agreement referred to in paragraph 9 below only if: (i) Luiso has not rescinded this Agreement or the Luiso Release within the applicable rescission period; (ii) the Company has received written confirmation from Luiso, in the form attached to this Agreement as Exhibit C, dated not earlier than the day after the expiration of the applicable rescission period, that Luiso has not rescinded and will not rescind this Agreement or the Luiso Release; and (iii) Luiso has not breached his obligations pursuant to this Agreement or the Luiso Release. Payment of any amount set forth below will not modify or terminate the parties' obligations to each other as established by this Agreement. The payments set forth below will be sent by first-class mail to Luiso's last known residence address, unless he advises the Company in writing that he wants the payments sent to a different address.

               a.  Base Salary.  The Company will continue to pay
Luiso his current base salary, less all applicable withholding, through June 17, 1996.

               b. Vacation Pay. The Company will pay Luiso $49,288.39 for his accrued and earned vacation not yet taken as of May 17, 1996, less all applicable withholding, in a lump sum on the later of June 17, 1996 or the second business day following the expiration of the applicable rescission period ("Payment Date").

               c. Severance Pay. The Company will pay Luiso severance pay equal to his current base salary of $45,833.33 per month, less all applicable withholding, in semi-monthly installments during the period between June 18, 1996 and June 18, 1997; provided, however, that no installment will be paid to Luiso before the Payment Date. Any installment otherwise due prior to the Payment Date will not be forfeited but will be paid to Luiso on the Payment Date.

               d. Bonus. The Company will pay Luiso or his estate $550,000.00, less all applicable withholding, in a lump sum on the Payment Date.

               e. Deferred Compensation. Luiso is a participant in the Company's Compensation Deferral Plan and the DICAP Plan. The Company will continue to pay Luiso under the Compensation Deferral Plan $1,101.68 per month, less all applicable withholding, with the last monthly payment to be made in December 1999. In addition, the Company will pay Luiso his DICAP Plan benefits, less all applicable withholding, at the times and in the amounts described below:

                    i. With respect to his 1989 deferral: an annual amount that is initially estimated to be $34,449.00 per year and that will be adjusted on July 1 of each year to reflect changes in Luiso's account balance, which will be paid in nearly equal monthly installments during each 12-month period commencing on the later of July 1, 1996 or the Payment Date and ending in June 2001. Any installment otherwise due prior to the Payment Date will not be forfeited but will be paid to Luiso on the Payment Date.

                    ii. With respect to his 1987 deferral: an amount based on Luiso's account balance determined as of July 1, 2001, which will be paid in nearly equal monthly installments commencing on July 1, 2001 and ending in June 2006.

After the payment of DICAP benefits commence, interest will be credited to each of Luiso's accounts at a rate to be determined by the Company's Vice President - Finance (or his successor), which rate will be determined as specified in the DICAP Plan as if Luiso were a current employee of the Company but will not exceed 8% per year.

               f. Medical Insurance Reimbursement. The Company will apply $2,500.00 to offset the premiums that Luiso otherwise would be required to pay for the continuation of his group medical, dental, and vision insurance coverages under the terms of subparagraph 8.a. below; provided, however, that if Luiso does not elect such coverages, or discontinues such coverages before the full $2,500.00 is so applied, then the Company will pay the balance of the $2,500.00, less all applicable withholding, to Luiso promptly after the later of the Payment Date or the date of discontinuance.

               g.  Special Executive Benefits.  The Company will pay
(i) the cost of Luiso's annual physical examination at the Mayo Clinic in 1997, (ii) Luiso's 1996 and 1997 income tax preparation fees and financial planning fees, subject to a total maximum limitation of $25,000.00, and (iii) Luiso's Interlachen Club basic membership dues through June 15, 1997. The Company will pay those amounts, at Luiso's election, either directly to the party that provides invoices for those amounts or to Luiso upon his submission of proper requests for reimbursement of those amounts. In addition, the Company will continue to pay Luiso his monthly car allowance at the current rate through June 17, 1997. Luiso acknowledges that amounts paid to him or for his benefit pursuant to this subparagraph will be subject to income tax withholding, unless otherwise provided by law.

               h. Outplacement. The Company will pay directly to the outplacement firm of Market Share Inc. an amount not to exceed $50,000.00 for outplacement services provided to date and to be provided in the future to Luiso. Such amount will be paid to Market Share Inc. on the later of June 30, 1996 or the Payment Date.

               i. Business Office. The Company, at its expense, will provide Luiso with an appropriate business office in the Twin Cities metropolitan area between June 3, 1996 and June 18, 1997. The Company will pay all the ordinary and necessary expenses of operating Luiso's business office, including rent, insurance, depreciation, furniture, equipment, supplies, telephones and telecommunications, and part-time secretarial and clerical personnel. If, before June 19, 1997, Luiso changes his legal residence to a location outside the Twin Cities metropolitan area, then the Company will have no further obligation to continue to pay the expenses of Luiso's office.

               j. Attorneys' Fees. The Company will pay to the law firm of Mackall, Crounse & Moore PLC ("Mackall") an amount not to exceed $25,000.00 for attorneys' fees and costs that Luiso incurs in connection with his separation from employment with the Company. Mackall will submit its invoice for fees and costs directly to the Company's Vice President, General Counsel and Secretary, and the Company will make payment of the amount of the invoice, subject to the maximum limitation specified above, within 30 days after receipt of the invoice.

          5. Expense Reimbursement. The Company will reimburse Luiso for his regular and necessary business expenses incurred through May 17, 1996 according to the Company's regular policies and practices, and will reimburse Luiso for five non-refundable airline tickets that he has purchased, upon his submission of proper requests for reimbursement therefor. Luiso will submit all his requests for reimbursement to the Company no later than June 30, 1996, and the Company will make reimbursement to Luiso on or before July 31, 1996.

          6. Stock Options and Restricted Stock. Luiso is a participant in the 1986 Stock Option Incentive Plan and the Amended and Restated 1989 Stock-Based Incentive Plan (together "Stock
Plans").

               a. Stock Options. Under the terms of the Stock Plans and Luiso's agreements relating to options to purchase shares of the Company's common stock, Luiso is fully vested in options to purchase 374,746 shares of Company common stock and will forfeit options to purchase 25,000 shares of Company common stock upon his resignation as an employee as of June 17, 1996. Pursuant to the special action of the Compensation Committee of the Board of Directors of the Company ("Compensation Committee"), Luiso may exercise those fully-vested stock options for specific periods of time ending on the termination dates of the respective options listed in Schedule 1 attached to this Agreement; provided, however, that if Luiso elects to rescind this Agreement and the Luiso Release prior to the termination of the applicable rescission period, then the termination dates for the first eight options listed in Schedule 1, which total 163,750 shares, will become September 13, 1996.

               b. Restricted Stock. Under the terms of the Stock Plans and Luiso's agreements relating to the shares of restricted Company common stock held by Luiso and pursuant to the special action of the Compensation Committee, Luiso will be fully vested in 52,035 shares of restricted Company common stock as described below. In addition, Luiso will forfeit 25,000 shares of restricted Company common stock upon his resignation as an employee as of June 17, 1996 pursuant to the terms of the applicable Stock Plan and agreement.
The vesting requirements on the 52,035 shares will be removed on the date that is 15 calendar days after the day that Luiso signs this Agreement and the Luiso Release; provided, however, that if Luiso rescinds or revokes this Agreement and the Luiso Release within such period, then the 52,035 shares of restricted stock and all of the rights relating thereto, including the payment of accrued dividends, will be forfeited immediately. The Company will pay Luiso the accrued dividends on all the shares of restricted stock as to which the restrictions are removed as provided in this subparagraph, less all applicable withholding, on the Payment Date. In addition, prior to the delivery by the Company to Luiso of the 52,035 shares of stock that have vested, Luiso will pay the Company an amount equal to the amount of income taxes and other amounts that the Company is required by law to withhold with respect to the vesting of the stock being delivered to Luiso.

          7. Employee Benefits. Luiso will continue to participate in all regular employee benefit plans and programs applicable to senior executives of the Company, except the Management Incentive Plan, through June 17, 1996; provided, however, that Luiso's medical, dental, vision, and employee assistance plan benefits will continue through June 30, 1996.

          8.  Insurance Continuation.

               a. Medical Insurance. Luiso will have the right to continue his group medical, dental, and vision insurance coverages after June 17, 1996 under COBRA under such terms as are made available to similarly-situated former employees of the Company, provided that Luiso pays 102% of the cost of the lowest-cost group medical option provided by the Company and 102% of the cost of the dental and vision coverages as provided by law (except to the extent paid by the Company pursuant to subparagraph 4.f. above), for 18 months, or until he obtains other qualifying group coverage or his COBRA rights terminate for some other reason, if earlier. In addition, Luiso may elect to convert his current group medical insurance coverage or to purchase individual health insurance coverage in the future. Schedule 2 attached to this Agreement sets forth certain conversion and purchase options available to Luiso at the present time. Any remaining amount specified in subparagraph 4.f. above after discontinuance of COBRA coverage will be applied to pay the premiums that Luiso would otherwise be required to pay for the conversion of his group medical insurance coverage.

               b. Life insurance. Luiso will have the right to continue his group life insurance coverage after June 17, 1996 under Minnesota law under such terms as are made available to similarly-situated former employees of the Company, provided that Luiso pays 102% of the cost of that insurance as provided by law, for 18 months, or until he obtains other qualifying group coverage or his statutory rights terminate for some other reason, if earlier.
9. Retirement Plans. Luiso is a participant in the Multifoods Pension Equity Plan (formerly known as the Employees' Retirement
Plan) and the Management Benefit Plan, and he also is entitled to receive a Supplemental Retirement Benefit under the Employment Agreement (collectively "Retirement Plans"). Luiso will be entitled to begin drawing his retirement benefits at the times and under the terms and conditions set forth in the Retirement Plans. Schedule 3 attached to this Agreement sets forth the amount of the retirement benefits that Luiso will be entitled to receive.

          10.  No-Competition, Non-Solicitation, and Non-Disclosure
Agreements.

               a. Agreement Not to Compete. Luiso will not, on or before June 17, 1997, without the prior written consent of the Company, become an owner directly or indirectly of more than one percent of the stock of, take employment with, become a director, officer, or partner of, or become a consultant or advisor to, any competitor of the Company in any line of business (except Divested Businesses) in which the Company is engaged as described in the Annual Report on Form 10-K for the fiscal year of the Company ended on February 29, 1996 filed with the Securities and Exchange Commission.

               b. Agreement Not to Solicit Employees. Luiso will not, on or before June 17, 1998, without the prior written consent of the Company, solicit any person who is then employed by or otherwise engaged to perform services for the Company to terminate his or her relationship with the Company or interfere with the Company's relationship with any such person. Luiso will not, on or before June 17, 1998, without the prior written consent of the Company, provide substantive or qualitative information regarding any person who is then employed by or otherwise engaged to perform services for the Company to any competitor of the Company in any line of business in which the Company is engaged as of the date of this Agreement.

               c. Agreement Not to Disclose Confidential Commercial Information. Luiso will not, without the prior written consent of the Company, disclose to any person, other than an officer or director of the Company, any trade secrets of the Company or any of the Company's confidential strategic plans or confidential product development, marketing, or sales plans; provided, however, that notwithstanding the provisions of this subparagraph, Luiso will not be prohibited from disclosing any information that, at the time of Luiso's disclosure, if any, is available in the public domain; and provided further, however, that notwithstanding the provisions of this subparagraph, Luiso may disclose any information, including material confidential commercial information, if such disclosure is required by law.

               d. Scope of Restrictions. The parties intend that, if any court of competent jurisdiction holds that any restriction in subparagraphs 10.a. through 10.c. exceeds the limit of restrictions that are enforceable under applicable law, then the restriction will nevertheless apply to the maximum extent that is enforceable under applicable law.

          11. Luiso's Continued Availability. Until June 17, 1997, Luiso will make himself available, when he is not traveling for personal or other business reasons, to confer with the Company's senior executive officers and directors during regular business hours for reasonable amounts of time regarding the Company's significant business matters. The Company will reimburse Luiso for any expenses that he actually incurs when conferring with the Company's senior executive officers or directors after June 17, 1996, but will not make any other payments to Luiso for so conferring.

          12. Company Cooperation. The Company will ensure that all proper steps are followed to comply with Luiso's written instructions with respect to his deferred compensation, stock options, restricted stock, retirement benefits, and medical, dental, vision, and life insurance benefits, and will provide him with information that he reasonably requires in accordance with the applicable employee benefit plans sponsored by the Company in which he is a participant.

          13. Indemnification. Notwithstanding Luiso's separation from the Company, with respect to events that occurred during his tenure as an employee, officer, or director of the Company, Luiso will be entitled, as a former employee, officer, or director of the Company, to the same rights that are afforded to senior executive officers or directors of the Company now or in the future, to indemnification and advancement of expenses provided in the charter documents of the Company and under applicable law or otherwise, and to coverage and a legal defense under any applicable general liability and/or directors' and officers' liability insurance policies maintained by the Company.

          14. Luiso Representation. Luiso represents that, during the entire period that he was an employee, officer, or director of the Company, he acted in good faith, had no reasonable cause to believe that his conduct was unlawful, and reasonably believed that his conduct was in the best interests of the Company. The parties intend that the terms used in this paragraph will have the same meaning as the same terms used in Section 145 of the Delaware General Corporation Law.

          15. Company Representation. The Company represents that on the date of this Agreement no transaction or other event has occurred that would constitute a "Change of Control" as that term is defined in the Employment Agreement.

          16.  Mutual Confidentiality.

               a. General Standard. It is the intent of the parties that both (i) the substance of Luiso's potential claims against the Company and (ii) the terms of his separation from the Company, including the provisions of this Agreement and the Luiso Release and the Multifoods Release (collectively "Confidential Information"), will be forever treated as confidential. Accordingly, Luiso and the Company will not disclose Confidential Information to anyone at any time, except as provided in subparagraph 16.b. below.

               b.  Exceptions.

                    i. It will not be a violation of this Agreement for the parties to disclose Confidential Information to the Company's directors and stockholders or in public filings in the form of proxy statements or other reports required by securities laws or to governmental agencies as required by law, including, but not limited to, the Securities and Exchange Commission and any federal or state tax authority.

                    ii. It will not be a violation of this Agreement for Luiso to disclose Confidential Information to his immediate family, his attorneys, or his accountants or tax advisors.

                    iii. It will not be a violation of this Agreement for Luiso to disclose to employers and/or prospective employers that he is constrained from certain activities as a result of the terms of subparagraphs 10.a., 10.b., and 10.c. above. Nor will it be a violation of this Agreement for Luiso to inform Company employees who ask him about employment opportunities outside the Company that the terms of paragraph 10.b. of this Agreement preclude him from engaging in certain activities that could interfere with their employment with the Company.

                    iv. It will not be a violation of this Agreement for either party to disclose Confidential Information to the Company's auditors, its attorneys, or its directors, officers, employees, and agents who have a legitimate reason to obtain the Confidential Information in the course of performing their duties or responsibilities for the Company.

          17. Non-Disparagement. Luiso will not disparage, defame, or besmirch the reputation, character, image, products, or services of the Company, or the reputation or character of its directors, officers, employees, or agents. The Company will not disparage, defame, or besmirch the reputation, character, or image of Luiso.

          18. Claims Involving the Company. Luiso will not recommend or suggest to any potential claimants or plaintiffs or their attorneys or agents that they initiate claims or lawsuits against the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents, nor will Luiso voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents; provided, however, that this paragraph will not be interpreted or construed to prevent Luiso from giving testimony in response to questions asked pursuant to a legally enforceable subpoena, deposition notice, or other legal process, during any legal proceedings involving the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents.

          19. Records, Documents, and Property. Luiso represents that he has returned to the Company all records, correspondence, documents, financial data, plans, computer disks, computer tapes, and other tangible property in his possession belonging to the Company.

          20. Time to Consider Agreement. Luiso understands that he may take at least 21 calendar days to decide whether to sign this Agreement and the Luiso Release, which 21-day period will commence on the date on which Luiso first receives copies of this Agreement and the Luiso Release for review. Luiso represents that if he signs this Agreement and the Luiso Release before the expiration of the 21-day period, it is because he has decided that he does not need any additional time to decide whether to sign this Agreement and the Luiso Release.

          21. Right to Rescind or Revoke. Luiso understands that he has the right to rescind or revoke this Agreement and the Luiso Release for any reason within 15 calendar days after he signs them (which 15-day period expressly includes any other shorter time periods provided by law). Luiso understands that this Agreement and the Luiso Release will not become effective or enforceable unless and until he has not rescinded this Agreement and the Luiso Release and any applicable rescission period has expired. Luiso understands that if he wishes to rescind, the rescission must be in writing and hand-delivered or mailed to the Company. If hand-delivered, the rescission must be (a) addressed to Mr. Frank W. Bonvino, Vice President, General Counsel and Secretary, International Multifoods Corporation, 33 South Sixth Street, Minneapolis, Minnesota 55402; and (b) delivered to Mr. Bonvino within the 15-day period. If mailed, the rescission must be: (a) postmarked within the 15-day period; (b) addressed to Mr. Frank W. Bonvino, Vice President, General Counsel and Secretary, International Multifoods Corporation, 33 South Sixth Street, P. O. Box 2942, Minneapolis, Minnesota 55402; and (c) sent by certified mail, return receipt requested.

          22. Full Compensation. Luiso and his attorneys, Mackall, Crounse & Moore, PLC, understand that the payments made and other consideration provided by the Company under this Agreement will fully compensate Luiso for and extinguish any and all of the claims Luiso is releasing in the Luiso Release, including, but not limited to, his claims for attorneys' fees and costs and any and all claims for any type of legal or equitable relief.

          23. No Admission of Wrongdoing. Luiso understands that this Agreement does not constitute an admission that the Company has violated any local ordinance, state or federal statute, or principle of common law, or that the Company has engaged in any improper or unlawful conduct or wrongdoing against Luiso. Luiso will not characterize this Agreement or the payment of any money or other consideration in accordance with this Agreement as an admission that the Company has engaged in any improper or unlawful conduct or wrongdoing against him.

          24. Authority. Luiso represents and warrants that he has the authority to enter into this Agreement and the Luiso Release, and that no causes of action, claims, or demands released pursuant to this Agreement and the Luiso Release have been assigned to any person or entity not a party to this Agreement and the Luiso Release.

          25. Representation. Luiso acknowledges that he has been represented by his own attorneys in this matter, that he has had a full opportunity to consider this Agreement and the Luiso Release, that he has had a full opportunity to ask any questions that he may have concerning this Agreement, the Luiso Release, or the settlement of his potential claims against the Company, and that he has not relied upon any statements or representations made by the Company or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement, the Luiso Release, the Multifoods Release, the DICAP Plan (to the extent not modified by this Agreement), the Stock Plans and Luiso's agreements relating thereto (to the extent not modified by the special action of the Compensation Committee), the Retirement Plans, and any other employee benefit plans sponsored by the Company in which Luiso is a participant.

          26. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors, and assigns, including, but not limited to, a purchaser of substantially all the business or assets of the Company, but will not be assignable by either party without the prior written consent of the other party.

          27. Invalidity. In the event that any provision of this Agreement, the Luiso Release, or the Multifoods Release is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such a determination will not affect the validity, legality, or enforceability of the remaining provisions of this Agreement, the Luiso Release, or the Multifoods Release, and the remaining provisions of this Agreement, the Luiso Release, and the Multifoods Release will continue to be valid and enforceable, and any court of competent jurisdiction may modify the objectionable provision so as to make it valid and enforceable.

          28. Entire Agreement. Before signing this Agreement, the Luiso Release, and the Multifoods Release, the parties and their representatives engaged in discussions and negotiations and generated certain documents, in which the parties and their representatives considered the matters that are the subject of this Agreement, the Luiso Release, and the Multifoods Release. In such discussions, negotiations, and documents, the parties and their representatives may have expressed their judgments and beliefs concerning the intentions, capabilities, and practices of the parties, and may have forecast future events. The parties recognize, however, that all business transactions, including the transactions upon which the parties' judgments, beliefs, and forecasts are based, contain an element of risk, and that it is normal business practice to limit the legal obligations of contracting parties only to those promises and representations that are essential to the transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, this Agreement, the Luiso Release, the Multifoods Release, the DICAP Plan (to the extent not modified by this Agreement), the Stock Plans and Luiso's agreements relating thereto (to the extent not modified by the special action of the Compensation Committee), the Retirement Plans, and any other employee benefit plans sponsored by the Company in which Luiso is a participant are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth explicitly in this Agreement, the Luiso Release, the Multifoods Release, the DICAP Plan (to the extent not modified by this Agreement), the Stock Plans and Luiso's agreements relating thereto (to the extent not modified by the special action of the Compensation Committee), the Retirement Plans, or any other employee benefit plans sponsored by the Company in which Luiso is a participant are intended by either party to be legally binding, and all other agreements and understandings between the parties are hereby superseded.

          29. Headings. The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement.

          30. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          31. Governing Law. This Agreement, the Luiso Release, and the Multifoods Release will be interpreted and construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement, the Luiso Release, or the Multifoods Release will be governed by, the laws of Minnesota.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date stated above.


                              /s/ ANTHONY LUISO
                              ------------------------------------
                              ANTHONY LUISO




                              INTERNATIONAL MULTIFOODS
                               CORPORATION

                              /s/ ROBERT F. MADDOCKS
                              ------------------------------------
                              Robert F. Maddocks
                              Its Executive Vice President



                               SCHEDULE 1


           Termination
              Date        Number
Grant     (Deadline to      of      Exercise     Date
Date        exercise)     Shares     Price    Exercisable
- -------   -------------   -------   --------  -----------
11/16/90    8/19/99       22,500     22.75      5/16/91
12/20/91    8/19/99       15,000     25.6875    6/20/92
12/11/92    8/19/99       25,000     28.0625    6/11/93
3/16/87     1/11/97       15,000     19.75      9/16/87
3/16/88     1/11/97       15,000     21.0417    9/16/88
5/5/88      1/11/97       15,000     20.0833   11/05/88
11/17/89    1/11/97       26,250     19.2083    5/17/90
3/17/95     1/11/97       30,000     18.6875    3/17/96
8/18/89     8/19/99      190,483     21.75      4/14/95
3/31/94     6/14/01       20,513     16.875     4/12/95



                               SCHEDULE 2

1.     HealthPartners conversion coverage
      (a)     $241.28 per month premium at present
      (b) conversion at any time during COBRA continuation coverage period while covered under HealthPartners group coverage
      (c) coverage substantially similar to present group coverage
      (d)     no requirement to establish insurability
      (e)     no pre-existing condition limitations
      (f) requirement to reside in service area; out-of-area coverage available only for emergencies

2.     HealthPartners individual contract purchase

      (a)     $155.00 per month premium at present
      (b) purchase option available only as long as HealthPartners offers contract to public
      (c) coverage substantially similar to present group coverage
      (d) requirement to establish insurability through physical exam
      (e)     no pre-existing condition limitations
      (f) requirement to reside in serve area; out-of-area coverage available only for emergencies

3.     Blue Cross/Blue Shield individual contract purchase

      (a)     $165.78 per month premium at present
      (b) purchase option available only as long as BC/BS offers contract to public
      (c)     $150.00 deductible followed by 80/20 co-pay on next
$5,000.00 of
              claims; 100% coverage thereafter on eligible expenses
      (d) requirement to establish insurability through physical exam
      (e)     12-month exclusion for pre-existing conditions
      (f)     no requirement to reside in specific service area




                               SCHEDULE 3


Luiso may elect to begin receiving pension benefits as early as February 1, 1999 (the first of the month next following his 55th birthday), as late as February 1, 2009 (the first of the month next following his 65th birthday), or on the first of any month between those two dates. Shown below are the annual pension benefits payable under the life-only payment option starting February 1, 1999:

               Pension Equity Plan                    $   13,212

               Management Benefit Plan
                 Bonus Related                           132,453
                 Qualified Plan Restoration               35,093

               Supplemental  Retirement Benefit           67,294
                                                      -----------
                                                      $  248,052

Luiso may elect immediate commencement of benefits under the Pension Equity Plan. The lump sum benefit payable effective June 16, 1996 would be $99,200. The life-only annuity starting July 1, 1996 would be $7,511 per year. Such an election would not affect the benefit amount or starting date of payments from the other plans.



                                                            EXHIBIT A
                                                STRICTLY CONFIDENTIAL

                              LUISO RELEASE


Definitions. All words used in this Release have their plain meanings in ordinary English. Specific terms used in this Release have the following meanings:


     A. "I", "me", and "my" mean both me and anyone who has or obtains any legal rights or claims through me.

     B. "Corporation" means International Multifoods Corporation, a Delaware corporation, any of its present or past affiliates, divisions, committees, or joint venture partners, and any of its predecessors, successors, or assigns.

     C. "Employer" means the Corporation, any company providing insurance to the Corporation in the present or past, any present or past stock option, deferred compensation, retirement, or other employee benefit plans sponsored by the Corporation, any present or past directors, officers, employees, or agents of the Corporation, and any person who acted on behalf of or on instructions from the Corporation.

     D. "Agreement" means the Separation Agreement between the Corporation and me that I am executing on the same date that I execute this Release, together with all the documents attached to the Agreement.

     E. "My Claims" mean all of my existing rights to any relief of any kind from the Employer, whether or not I now know about those rights, including, but not limited to:

          1. all claims that arise out of or that relate to my employment or the termination of my employment with the Employer;

          2. all claims that arise out of or that relate to the statements or actions of the Employer;

          3. all claims for any alleged unlawful discrimination or any other alleged unlawful practices that arise out of or that relate to the statements or actions of the Employer, including, but not limited to, claims under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Minnesota Human Rights Act, the Minnesota Workers' Compensation Act, and any federal or state wage and hour laws; and claims that the Employer engaged in conduct prohibited on any other basis under any federal, state, or local statute, ordinance, or regulation;

          4. all claims arising out of the execution, performance, or termination of any employment agreement or any other agreement or contract of any kind between the Employer and me; all claims for alleged unpaid compensation, expenses, stock options, deferred compensation, retirement, and employee benefits; wrongful discharge; harassment; retaliation or reprisal; constructive discharge; assault or battery; defamation; intentional or negligent infliction of emotional distress; invasion of privacy; false imprisonment; fraud; intentional or negligent misrepresentation; interference with contractual or business relationships; violation of public policy; my conduct, if any, as a "whistleblower"; negligence; false imprisonment; breach of contract; breach of fiduciary duty; breach of the covenant of good faith and fair dealing; promissory or equitable estoppel; any other wrongful employment practices; and all claims under any other principle of common law; and

          5. all claims for compensatory damages, liquidated damages, punitive damages, attorneys' fees, costs, and disbursements;

but excluding all claims that I may have under the Agreement or, except as modified by the Agreement, under any stock option, deferred compensation, retirement, or other employee benefit plans sponsored by the Corporation in which I am a participant, or my rights to indemnification and advancement of expenses as provided in the charter documents of the Corporation and under applicable law, and to coverage and a legal defense under any applicable general liability and/or directors' and officers' liability insurance policies maintained by the Corporation.

Agreement to Release My Claims. I will receive certain sums of money and other consideration from the Employer as set forth in the Agreement if I sign and do not rescind this Release as provided below. In exchange for that money and other consideration, I agree to give up all My Claims. I will not bring any lawsuits or make any other demands against the Employer based on My Claims. The money and other consideration that I will receive in exchange for this Release are a full and fair payment for the release of My Claims. The Employer does not owe me anything for the release of My Claims in addition to the money and other consideration that I am receiving in exchange for this Release.

My Right to Decide Whether to Sign this Release. I understand that I may take at least 21 calendar days to decide whether to sign this Release, and that this 21-day period will begin when I first receive a copy of this Release. If I sign this Release before the expiration of the 21-day period, it is because I have decided that I do not need any additional time to decide whether to sign this Release.


My Right to Rescind this Release. I understand that I have the right to rescind (that is, cancel or revoke) this Release for any reason within 15 calendar days after I sign it. I understand that this 15-day period includes any other shorter time periods provided by law.
I understand that this Release will not become effective or enforceable unless and until the rescission period has expired and I have not rescinded this Release. I understand that if I wish to rescind, the rescission must be in writing and hand-delivered or mailed to the Employer. If hand-delivered, the rescission must be:
(a) addressed to Mr. Frank W. Bonvino, Vice President, General Counsel and Secretary, International Multifoods Corporation, 33 South Sixth Street, Minneapolis, Minnesota 55402; and (b) delivered to Mr. Bonvino within the 15-day period. If mailed, the rescission must be:
(a) postmarked within the 15-day period;  (b) addressed to Mr. Frank
W. Bonvino, Vice President, General Counsel and Secretary, International Multifoods Corporation, 33 South Sixth Street, P. O. Box 2942, Minneapolis, Minnesota 55402; and (c) sent by certified mail, return receipt requested.

Confidentiality. I understand that the terms of this Release are confidential, and that I may not disclose those terms to any person except under the circumstances described in the Agreement.

Additional Agreements and Understandings. Even though the Employer will pay me for the release of My Claims, the Employer does not admit that it is responsible or legally obligated to me for My Claims. In fact, I understand that the Employer denies that it is responsible or legally obligated for My Claims or that it has engaged in any improper or unlawful conduct or wrongdoing against me.

     I have read this Release carefully and I understand all its terms. I have been advised to consult with my own attorneys prior to executing this Release. I have discussed this Release with my own attorneys, who have fully explained it to me. In agreeing to sign this Release, I have not relied on any statements or explanations made by the Employer or its attorneys, other than statements made in this Release, the Agreement, the Release executed by the Corporation, and, except as modified by the Agreement, any stock option or restricted stock (including my agreements relating thereto), deferred compensation, retirement, and other employee benefit plans sponsored by the Corporation in which I am a participant.

     I understand and agree that this Release, the Agreement, the Release executed by the Corporation, and, except as modified by the Agreement, any stock option or restricted stock (including my agreements relating thereto), deferred compensation, retirement, and other employee benefit plans sponsored by the Corporation in which I am a participant contain all the agreements between the Employer and me relating to this settlement. We have no other written or oral agreements relating to this settlement.

     I am not under any legal disabilities that prevent me from being legally bound by the agreements that I am making in this Release. I am legally able and entitled to receive the money and other consideration that I will receive from the Employer as set forth in the Agreement in settlement of My Claims.




Dated:  June ____, 1996.                _____________________________
                                        ANTHONY LUISO


Witnesses:

_________________________

_________________________




                                                            EXHIBIT B
                                                STRICTLY CONFIDENTIAL

                           MULTIFOODS RELEASE


Definitions. All words used in this Release have their plain meanings in ordinary English. Specific terms used in this Release have the following meanings:


     A. "Multifoods" means International Multifoods Corporation ("Corporation"), any company providing insurance to the Corporation in the present or past, any present or past stock option, deferred compensation, retirement, or other employee benefit plans sponsored by the Corporation, any present or past affiliates, divisions, committees, or joint venture partners of the Corporation, any predecessors, successors, or assigns of the Corporation, and any person who acted on behalf of or on instructions from the Corporation.

     B. "Luiso" means Anthony Luiso and anyone who has or obtains any legal rights or claims through him.

     C. "Agreement" means the Separation Agreement between Luiso and the Corporation that the Corporation is executing on the same date that the Corporation executes this Release, together with all the documents attached to the Agreement.

     D. "Multifoods' Claims" means all of Multifoods' existing rights to any relief of any kind from Luiso, whether or not Multifoods now knows about those rights, including, but not limited to:

          1. all claims that arise out of or that relate to Luiso's employment or the termination of his employment with Multifoods;

          2. all claims that arise out of or that relate to the statements or actions of Luiso;

          3. all claims that arise out of the execution, performance, or termination of any employment agreement or any other agreement or contract of any kind between Luiso and Multifoods;

          4. all claims that Multifoods could have made in response to any claims that Luiso has or could have asserted against Multifoods; and

          5. all claims for compensatory damages, liquidated damages, punitive damages, attorneys' fees, costs, and disbursements;

          but excluding all claims Multifoods may have under the Agreement.


Agreement to Release Multifoods' Claims. Multifoods will receive certain consideration from Luiso as set forth in the Agreement and the Release executed by him, subject to the terms of the Agreement. In exchange for that consideration, Multifoods agrees to give up all Multifoods' Claims. Multifoods will not bring any lawsuits or make any other demands against Luiso based on Multifoods' Claims. The consideration that Multifoods will receive in exchange for this Release is a full and fair payment for the release of Multifoods' Claims. Luiso does not owe Multifoods anything for the release of Multifoods' Claims in addition to the consideration that Multifoods is receiving in exchange for this Release.


Additional Agreements and Understandings.   Even though Luiso will
provide consideration to Multifoods for the release of Multifoods' Claims, Luiso does not admit that he is responsible or legally obligated to Multifoods for Multifoods' Claims. In fact, Multifoods understands that Luiso denies that he is responsible or legally obligated for Multifoods' Claims or that he has engaged in any improper or unlawful conduct or wrongdoing against Multifoods.


          The Corporation, through its undersigned officer, has read this Release carefully and understands all its terms. The Corporation has consulted with its own attorneys prior to executing this Release, who have fully explained it to the Corporation. In agreeing to sign this Release, the Corporation has not relied on any statements or explanations made by Luiso or his attorneys, other than statements made in this Release, the Agreement, and the Release executed by Luiso.


          Multifoods understands and agrees that this Release, the Agreement, the Release executed by Luiso, and, except as modified by the Agreement, any stock option or restricted stock (including Luiso's agreements relating thereto), deferred compensation, retirement, or other employee benefit plans sponsored by the Corporation in which Luiso is a participant contain all the agreements between Multifoods and Luiso relating to this settlement. Multifoods and Luiso have no other written or oral agreements relating to this settlement.


          The undersigned officer of the Corporation has the authority to legally bind Multifoods by the agreements that Multifoods is making in this Release, and represents that Multifoods is not under any legal disabilities that prevent it from being legally bound by the agreements that Multifoods is making in this Release.



Dated:  June  _____, 1996.         INTERNATIONAL MULTIFOODS
                                    CORPORATION


                                   By:__________________________
                                       Robert F. Maddocks
                                       Its Executive Vice President






                                                            EXHIBIT C

                                                STRICTLY CONFIDENTIAL



                         __________________, 1996




Mr. Frank W. Bonvino
Vice President, General Counsel and Secretary
International Multifoods Corporation
33 South Sixth Street, 49th Floor
P. O. Box 2942
Minneapolis, MN 55402-0942

Dear Mr. Bonvino:

     This is to confirm that I have not rescinded and will not take action to rescind the Separation Agreement and Release that I executed in favor of International Multifoods Corporation and others on June __, 1996.

                                   Very truly yours,



                                   ___________________________
                                   Anthony Luiso